Exhibit 99.2

CENTERSTATE BANKS OF FLORIDA, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company’s Code of Business Conduct and Ethics applicable to all directors, officer and employees of the Company, reads as follow:

I Will Strive to Maintain Integrity and Competence in My Business Conduct.

I Will Preserve the Confidentiality of Business and Customer Information.

I Will Not Allow My Private Interest to Conflict with the Interest of CenterState, and I Will Report Any

Situation Where a Conflict of Interest May Appear to Exist.

I Will Avoid the Appearance of Impropriety in Business Matters.

I Will Be Honest in Dealing with the Public and with the Directors, Officers, Employees, and Advisors of CenterState.

I will comply with all of the laws, rules, regulations, policies and procedures that apply to me as a director, officer or employee of CenterState.

If at any time that it is not clear to a director, officer or employee as to the application of the foregoing Code to a particular situation, the issue should be brought to the attention of a supervisor, manager or other appropriate personnel. Employees, officers and directors who suspect or know of any violations of this Code or illegal or unethical business or workplace conduct by an employee, officer or director have an obligation to contact either their supervisor or the President and Chief Executive Officer of the Company. If the individual to whom such information is conveyed is not responsive, or if there is reason to believe that reporting to such individual is inappropriate in a particular case, then the employee, officer or director may contact the Chairman of the Company’s Audit Committee. Such communications will be kept confidential to the extent feasible. If concerns or complaints require confidentiality, then this confidentiality will be protected to the extent feasible, subject to applicable law. The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or any other known or suspected illegal or unethical conduct. Violations of the foregoing Code may subject the individual to disciplinary actions as determined by the Board of Directors, or its designee. Such action shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and may include suspension or termination. Illegal action will be dealt with swiftly and any violators reported to the appropriate authorities.

In addition to the foregoing, the CEO, CFO, directors, Subsidiary Bank Presidents and all other senior financial officers are subject to the following additional specific policies:

1.	The CEO, CFO, directors, Subsidiary Bank Presidents and all other senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the CEO, CFO, directors, Subsidiary Bank Presidents and each senior financial officer promptly to bring to the attention of the Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities.

2.	The CEO, CFO, directors, Subsidiary Bank Presidents and all other senior financial officers shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.	The CEO, CFO, directors, Subsidiary Bank Presidents and all other senior financial officers shall promptly bring to the attention of the CEO and to the Audit Committee any information he or she may have concerning any violation of the Company’s Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.	The CEO, CFO, directors, Subsidiary Bank Presidents and all other senior financial officers shall promptly bring to the attention of the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

5.	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEO, CFO, director, Subsidiary Bank President and the Company’s senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

The Company is committed to continuously reviewing and updating its policies and procedures. Therefore, this Code of Business Conduct and Ethics is subject to modification and amendment from time to time. Any amendment or waiver of any provision of this Code for the CEO, CFO, any director, any Subsidiary Bank President or any other executive officer must be approved by the Company’s Board of Directors and promptly disclosed to shareholders along with the reasons for any waiver, pursuant to and in accordance with the provisions of applicable law and the rules of the National Association of Securities Dealers.

This Code of Business Conduct and Ethics was adopted by the Board of Directors on July 8, 2003 and amended on June 20, 2005.